1000 1st Ave S, Suite 100	T 206-624-3357
Seattle, WA 98134	F 206-624-6857
www.jonessoda.com

Jennifer L. Cue
[Address]

Re:    Employment, President & Chief Executive Officer – Jones Soda Co.

Dear Jennifer:

This letter agreement sets forth the terms of your employment and compensation as President and Chief Executive Officer – Jones Soda Co. (the “Company”). You have been serving in this role since June 27, 2012.

As the President and Chief Executive Officer, you will report to the Company’s Board of Directors (“Board”) and you will be responsible for the Company’s overall operations. You will have the authority normally granted to President and you will perform such other duties assigned to you by the Board that relate to the business of the Company, or any business ventures in which the Company may participate, consistent with your skills and experience. Your role is fully encompassing from strategic planning of the direction and initiatives to managing the financial performance and budgets of the Company. Ultimately you are accountable for the quality of the brand value and the achievement of our corporate targets of volume, revenue and profit.

Your compensation will be as follows:

Salary:
Your salary will be $96,000 per annum ($8,000 monthly), payable in regular installments in accordance with the Company’s normal payroll practices (subject to applicable withholdings and agreed-upon deductions).

Bonus:
Beginning with the Company’s 2013 fiscal year, you will be eligible for performance-based bonuses, in such amounts and based on such performance goals as determined by the Compensation and Governance Committee (“Committee”) (including such factors as revenue targets, achievement of annual budgets and other matters determined by the Committee).

Stock Options:
Effective on the date of this agreement, the Company will grant to you stock options for a total of 2,000,000 shares of common stock. The first stock option will be for 1,000,000 shares and will be fully vested upon grant, in recognition of your willingness to take a reduced cash salary compared to prior CEOs. The second stock option will be for an additional 1,000,000 shares, to vest over time subject to your continued employment, with 50% vesting on June 27, 2013 (the one-year anniversary of your start date) and the balance vesting on June 27, 2014 (the two-year anniversary of your start date). Your stock options will be subject to the terms and conditions of the 2011 Incentive Plan (“Plan”). The exercise price of your stock options will be equal to the fair market value of the Company’s common stock on the date of grant, as determined pursuant to the Plan. The date of grant will be the date that the stock options are approved by the Board. Your stock options will be documented by delivery to you of a stock option agreement specifying the terms and conditions of the options

Benefits:
You will be entitled to participate in any employee benefit plans that the Company may from time to time have in effect. The Company offers a very competitive heath care plan for you and your family including medical, dental, vision and prescriptions. You will be eligible for the plan the 1st of the month following 90 days of employment. Your participation shall be subject to the terms of the applicable plan documents, generally applicable policies of the Company, and applicable law.

Car Allowance:	$500.00 per month.

Cell Phone Allowance:	$150.00 per month.

401(k):	You will be eligible to participate in the Company’s 401(k) Plan after 90 days of employment.

Vacation:	4 weeks per annum

Location:
The Company acknowledges that you currently live in San Francisco and that you are not required to relocate to Seattle, Washington during the first year of employment. However, you acknowledge that you are expected to travel to and be in the Seattle office. The Company will reimburse your travel expense between San Francisco and Seattle, including reasonable car rental. Following June 2013, the Board may require you to move to Seattle as a condition to your continued employment. If you are required to move, the Company will reimburse up to $10,000 in moving and relocation expenses.

At Will Employment	Your employment with the Company will be “at will,” meaning that either you or the Company will be entitled to terminate your employment at any time and for any reason, with or without cause.

Severance:
If the Company or its successor terminates your employment without Cause (as defined below) in connection with a Change of Control (as defined in the Plan), you will receive a lump sum severance payment, payable within two and one-half (2-1/2) months following your termination date, in an amount equal to six months of your then current annual base salary.

Cause is defined as:
(i) Conviction of any felony or of a misdemeanor;
(ii) Breach of the Company’s Code of Ethics or Insider Trading Policy or the Company’s Regulation FD policies, as now in effect or as modified in the future;
(iii) Theft or embezzlement from the Company; or
(vi) Attempt to obstruct or failure to cooperate with any investigation authorized by the Company or any governmental or self-regulatory entity.

Withholding:	The Company may withhold (or cause to be withheld) from any payment or benefit provided in this letter any taxes that are required to be withheld under any applicable law.

Section 409A:
The payments and benefits provided for in this letter are intended to be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) to the maximum extent possible, whether pursuant to the short-term deferral exception described in Treasury Regulation Section 1.409A-1(b)(4), the involuntary separation pay plan exception described in Treasury Regulation Section 1.409A-1(b)(9)(iii), or otherwise. To the extent Section 409A is applicable to such payments and benefits, the parties intend that this letter (and such payments and benefits) shall comply with the deferral, payout and other limitations and restrictions imposed under Section 409A and the regulations, rulings and other guidance issued thereunder. Notwithstanding any other provision of this letter to the contrary, this letter shall be interpreted, operated and administered in a manner consistent with such intentions. Without limiting the generality of the foregoing, and notwithstanding any other provision of this letter to the contrary, with respect to any payments and benefits under this letter to which Section 409A applies, all references in this letter to termination of your employment are intended to mean your “separation from service,” within the meaning of Section 409A(a)(2)(A)(i). In addition, if you are treated as a “specified employee,” within the meaning of Section 409A(a) (2)(B)(i), then to the extent necessary to avoid subjecting you to the imposition of any additional tax under Section 409A, amounts that would otherwise be payable under this letter during the six-month period immediately following your separation from service shall not be paid to you during such period, but shall instead be accumulated and paid to you (or, in the event of your death, to your estate) in a lump sum on the first business day following the earlier of (a) the date that is six months after your separation from service or (b) your death.

You are required, as a condition of your employment, to sign the Company’s Confidentiality Agreement and Code of Conduct. In addition, you are expected to abide by the Company’s employee handbook and policies during your term of employment with the Company.

By signing this letter, you represent that you are under no unidentified restrictive covenants with any other employer or former employer, other than with respect to confidentiality and trade secrets. You will not use any proprietary or confidential information of any former employer in connection with the performance of your duties as an officer and employee of the Company.

You agree that this letter agreement is to be governed by and construed in accordance with the laws of the state of Washington applicable to contracts made and to be performed here.

I look forward to working with you and having you lead Jones Soda Co. to success.

Sincerely,

JONES SODA CO.

By: /s/ Mills Brown
Mills Brown
Chairman, Compensation and Governance Committee

Confirmed and Agreed:

/s/Jennifer L. Cue
JENNIFER L. CUE	Finance Approval
	PFO: /s/ Carrie L. Traner	8/6/2012
Dated: August 6, 2012